EXHIBIT 4.3.3

CERTIFICATE OF SECRETARY

I, JOHN M. LOWBER, the duly elected and acting Secretary of General Communication, Inc., an Alaska corporation, do hereby certify and declare that the resolution of the Board of Directors contained in the minutes of its meeting attached hereto as Exhibit 4.3.3A is a true and correct copy of that resolution as contained in those minutes duly adopted by the Board of Directors of General Communication, Inc. at its meeting held on April 25, 2008.

Executed this 31st day of July 2008 at Anchorage, Alaska.

GENERAL COMMUNICATION, INC.

By:___/s/_John M. Lowber_______
John M. Lowber, Secretary

[S E A L]

EXHIBIT 4.3.3A
EXCERPT FROM MINUTES OF ACTION BY THE
BOARD OF DIRECTORS OF GENERAL COMMUNICATION, INC.
APRIL 25, 2008

RESOLVED, that the board of directors of General Communication, Inc. ("Company") authorizes increasing the allocation of common stock to the Company's Qualified Employee Stock Purchase Plan by 2,000,000 shares plus 800,000 shares to cover shares previously issued through the plan as restricted shares, for a total of 2,800,000 shares of Company Class A common stock ("Shares");

RESOLVED FURTHER, that the Board approves filing a registration statement pursuant to the federal Securities Act of 1933, as amended ("Securities Act") and, in particular, in the format of Form S-8, where such registration statement will pertain specifically to the registration of the offer of the Plan Stock and such Plan Stock will be offered or acquired through the Plan; and

RESOLVED FURTHER, that the president and other officers of the Company are directed to take such steps as are necessary to register the offer of the Plan Stock and otherwise to be in compliance with the Securities Act and other securities laws.